Exhibit 12.1

Calculation of Ratio of Earnings to Fixed Charges

(dollars in thousands)

                                                                  Years ended December 31,
                                                        2002          2003          2004         2005          2006

Income before provision / benefit for Income          $2,996       $38,299       $22,231      $91,306      $153,693
Taxes

Fixed Charges                                        117,013       117,235       122,325      129,056       114,374
Earnings for Fixed Charges                           120,009       155,534       143,556      220,362       268,067

Fixed Charges:
Interest Expense                                     108,344       106,688       112,013      121,098       109,956
Interest Portion of Rental Charges                     8,669        10,547        10,312        7,958         4,418
Total                                               $117,013      $117,235      $122,325     $129,056      $114,374

Ratio of Earnings to Fixed Charges                       1.0           1.3           1.2          1.7           2.3